Exhibit 99.1

SANDRIDGE ENERGY, INC. ANNOUNCES FINANCIAL AND OPERATING RESULTS
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2023;
PROVIDES CONFERENCE CALL INFORMATION

Oklahoma City, Oklahoma, May 4, 2023 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced financial and operational results for the three-month period ended March 31, 2023.
Recent Highlights
•First quarter net income was $23.8 million, or $0.64 per basic share. Adjusted net income(1) was $25.7 million, or $0.70 per basic share
•Adjusted EBITDA(1) of $31.2 million in the first quarter
•Approximately $30.4 million of free cash flow(1) in the first quarter, which represents a conversion rate of approximately 98% relative to adjusted EBITDA(1)
•The Company drilled and completed two wells during the three months ended March 31, 2023. SandRidge plans to drill and complete two additional operated wells, which will conclude its program for the year
•As of March 31, 2023, the Company returned 182 wells to production since the beginning of 2021, helping to flatten expected annual PDP decline to an average of ~8% over the next ten years
•Approximately $2.5 million in interest income during the first quarter
•Realized commodity derivative settlement gains of approximately $5.9 million in the first quarter
•First quarter G&A was $2.9 million, or $1.94 per Boe and adjusted G&A(1) was approximately $2.5 million, or $1.68 per Boe
Financial Results & Update
Profitability & Realized Pricing
For the three months ended March 31, 2023, the Company reported net income of $23.8 million, or $0.64 per basic share, and net cash provided by operating activities of $39.8 million. After adjusting for certain items, the Company's adjusted net income(1) amounted to $25.7 million, or $0.70 per basic share, adjusted operating cash flow(1) totaled $33.7 million and adjusted EBITDA(1) was $31.2 million for the quarter. The Company defines and reconciles adjusted net income, adjusted operating cash flow, adjusted EBITDA, and other non-GAAP financial measures to the most directly comparable Generally Accepted Accounting Principles in the United States ("GAAP") measure in supporting tables at the conclusion of this press release.
The Company generated approximately $30.4 million of free cash flow(1) in the first quarter, which represents a conversion rate of approximately 98% relative to adjusted EBITDA.

First quarter realized oil, natural gas, and natural gas liquids prices, before the impact of derivatives(2), were $74.26 per Bbl, $2.73 per Mcf and $24.62 per Bbl, respectively, compared to $79.10 per Bbl, $4.40 per Mcf and $25.73 per Bbl in the prior quarter. The table below compares the Company's first quarter oil, natural gas and natural gas liquids price realizations, before the impact of derivatives(2), to the daily average spot prices for NYMEX Henry Hub Natural Gas and West Texas Intermediate Oil ("WTI"):

Three Months Ended March 31, 2023
Natural Gas
Daily Average Spot Price - NYMEX Henry Hub	$2.74
SandRidge Natural Gas Realization	$2.73
SandRidge Differential to Henry Hub	100%
2023E Differential Guidance Published March 15, 2023	60-65%

Oil
Daily Average Spot Price - NYMEX WTI	$75.93
SandRidge Oil Realization	$74.26
SandRidge Differential to WTI	98%
2023E Differential Guidance Published March 15, 2023	97-100%

Natural Gas Liquids ("NGL")
SandRidge NGL Realization	$24.62
SandRidge Differential to WTI	32%
2023E Differential Guidance Published March 15, 2023	30-35%
Operating Costs
During the first quarter of 2023, lease operating expense ("LOE") was $11.7 million or $7.79 per Boe primarily driven by increased activity over the period in response to winter weather events, increased costs driven by inflation, and more producing wells driven by the Company's well reactivation program.
For the three months ended March 31, 2023, general and administrative expense ("G&A") was $2.9 million, or $1.94 per Boe. Adjusted G&A(1) was $2.5 million, or $1.68 per Boe.
Liquidity and Capital Structure
As of March 31, 2023, the Company had $287.6 million of cash and cash equivalents, including restricted cash, diversified across multiple financial institutions. The Company has no outstanding term or revolving debt obligations.
Operational Results & Update
Production
Production totaled 1,500 MBoe (16.7 MBoed, 17% oil, 28% NGLs and 55% natural gas) for the three months ended March 31, 2023 compared to 1,606 MBoe (17.8 MBoed, 13% oil, 33% NGLs, and 54% natural gas) for the three months ended March 31, 2022. SandRidge's capital development program has helped increase oil content as a percentage of total production.
Development Program
SandRidge operated one drilling rig in the first quarter and successfully drilled and completed two wells targeting the Meramec formation in the core of the NW Stack play as part of its previously announced capital development program. The Company plans to drill and complete two additional operated wells, which will conclude its program for the year. SandRidge will continue to monitor opportunities for future development, with its primary focus being to generate high rates of return. The higher oil content of its new NW stack wells versus the Company's base production was the primary driver of SandRidge's oil production increasing by approximately 22% in the first quarter of 2023 versus the first quarter of 2022. This increases the Company's oil as a percentage of total production and enhances its commodity realizations.
Well Reactivation & Rod Pump Conversion Program
Since the beginning of 2021, the Company has returned 182 wells to production. During the first quarter, SandRidge also completed four artificial lift conversions, helping to lower forward-looking operating costs for this well set. These projects have helped lower SandRidge's expected annual PDP decline to an average of ~8% over the next ten years. The Company continues to ensure that all projects meet high rate of return thresholds and remains capital disciplined as the commodity price landscape has changed in recent months. As a result, reactivation activity has decreased in 2023 but could increase again as commodity prices recover.
Outlook
SandRidge will continue to focus on growing the cash value and generation capability of its asset base in a safe, responsible and efficient manner, while exercising prudent capital allocations to projects it believes provide high rates of returns in the current commodity price outlook. These projects could include well reactivations, artificial lift conversions to more efficient and cost effective systems, and remaining drilling in high-graded areas. The Company will continue to monitor forward-looking commodity prices, results, costs and other factors that could influence returns on investments, which will continue to shape its disciplined development decisions in 2023 and beyond. SandRidge will also continue to maintain the optionality to execute on value accretive merger and acquisition opportunities that could bring synergies, leverage the Company's core competencies, complement its portfolio of assets, further utilize its approximately $1.6 billion of net operating losses ("NOLs"), or otherwise yield attractive returns for its shareholders.
Environmental, Social, and Governance ("ESG")
SandRidge maintains its Environmental, Social, and Governance ("ESG") commitment, to include no routine flaring of produced natural gas and transporting approximately 97% of its produced water via pipeline instead of truck. Additionally, SandRidge maintains an emphasis on the safety and training of our workforce. We have personnel dedicated to the close monitoring of our safety standards and daily operations.
Conference Call Information
The Company will host a conference call to discuss these results on Friday, May 5, 2023 at 10:00 am CT. The conference call can be accessed by registering online in advance at https://conferencingportals.com/event/mIkSnMey at which time registrants will receive dial-in information as well as a conference ID. At the time of the call, participants will dial in using the participant number and conference ID provided upon registration. The Company's latest presentation is available on the Company's website at investors.sandridgeenergy.com/Investor-Relations/events.
A live audio webcast of the conference call will also be available via SandRidge's website, investors.sandridgeenergy.com, under Presentation & Events. The webcast will be archived for replay on the Company's website for 30 days.

Contact Information
Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave. Suite 500
Oklahoma City, OK 73104
investors@sandridgeenergy.com
About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

-Tables to Follow-

(1)	See "Non-GAAP Financial Measures" section at the end of this press release for non-GAAP financial measures definitions.
(2)	See "Operational and Financial Statistics" section at the end of this press release for impacts of derivatives on commodity price realizations.

Operational and Financial Statistics
Information regarding the Company’s production, pricing, costs and earnings is presented below (unaudited):

	Three Months Ended March 31,
	2023	2022
Production - Total
Oil (MBbl)	261	214
NGL (MBbl)	420	526
Natural Gas (MMcf)	4,912	5,195
Oil equivalent (MBoe)	1,500	1,606
Daily production (MBoed)	16.7	17.8

Average price per unit
Realized oil price per barrel - as reported	$74.26	$92.35
Realized impact of derivatives per barrel	—	—
Net realized price per barrel	$74.26	$92.35

Realized NGL price per barrel - as reported	$24.62	$33.73
Realized impact of derivatives per barrel	—	(0.59)
Net realized price per barrel	$24.62	$33.14

Realized natural gas price per Mcf - as reported	$2.73	$3.84
Realized impact of derivatives per Mcf	1.19	(0.15)
Net realized price per Mcf	$3.92	$3.69

Realized price per Boe - as reported	$28.76	$35.80
Net realized price per Boe - including impact of derivatives	$32.67	$35.12

Average cost per Boe
Lease operating	$7.79	$6.76
Production, ad valorem, and other taxes	$2.50	$2.56
Depletion (1)	$2.30	$1.50

Earnings per share
Earnings per share applicable to common stockholders
Basic	$0.64	$0.95
Diluted	$0.64	$0.94

Adjusted net income per share available to common stockholders
Basic	$0.70	$0.95
Diluted	$0.69	$0.94

Weighted average number of shares outstanding (in thousands)
Basic	36,859	36,635
Diluted	37,110	37,019

(1) Includes accretion of asset retirement obligation.

Capital Expenditures
The table below presents actual results of the Company’s capital expenditures for the three-months ended March 31, 2023 (unaudited):

Three Months Ended
March 31, 2023
(In thousands)

Drilling and completion	$10,243
Capital workovers	1,836
Leasehold and geophysical	141
Total Capital Expenditures	$12,220
(excluding acquisitions and plugging and abandonment)

Capitalization
The Company’s capital structure as of March 31, 2023 and December 31, 2022 is presented below:

	March 31, 2023	December 31, 2022

	(In thousands)
Cash, cash equivalents and restricted cash	$287,564	$257,468

Long-term debt	$—	$—
Total debt	—	—

Stockholders’ equity
Common stock	37	37
Additional paid-in capital	1,151,874	1,151,689
Accumulated deficit	(640,046)	(663,804)
Total SandRidge Energy, Inc. stockholders’ equity	511,865	487,922

Total capitalization	$511,865	$487,922

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues
Oil, natural gas and NGL	$43,147	$57,487
Total revenues	43,147	57,487
Expenses
Lease operating expenses	11,694	10,862
Production, ad valorem, and other taxes	3,751	4,110
Depreciation and depletion—oil and natural gas	3,454	2,401
Depreciation and amortization—other	1,618	1,575
General and administrative	2,909	2,530
Restructuring expenses	39	209
Employee termination benefits	19	—
(Gain) loss on derivative contracts	(1,447)	1,064
Other operating income	(94)	(64)
Total expenses	21,943	22,687
Income from operations	21,204	34,800
Other income (expense)
Interest income (expense), net	2,499	(152)
Other income, net	55	76
Total other income (expense)	2,554	(76)
Income before income taxes	23,758	34,724
Income tax (benefit) expense	—	—
Net income	$23,758	$34,724
Net income per share
Basic	$0.64	$0.95
Diluted	$0.64	$0.94
Weighted average number of common shares outstanding
Basic	36,859	36,635
Diluted	37,110	37,019

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$285,814	$255,722
Restricted cash - other	1,750	1,746
Accounts receivable, net	26,572	34,735
Derivative contracts	—	4,429
Prepaid expenses	2,318	523
Other current assets	7,544	7,747
Total current assets	323,998	304,902
Oil and natural gas properties, using full cost method of accounting
Proved	1,519,873	1,507,690
Unproved	11,565	11,516
Less: accumulated depreciation, depletion and impairment	(1,382,740)	(1,380,574)
	148,698	138,632
Other property, plant and equipment, net	90,641	92,244
Other assets	311	190
Deferred tax assets	$64,529	$64,529
Total assets	$628,177	$600,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$49,142	$46,335
Asset retirement obligation	16,075	16,074
Other current liabilities	1,061	870
Total current liabilities	66,278	63,279
Asset retirement obligation	48,560	47,635
Other long-term obligations	1,474	1,661
Total liabilities	116,312	112,575
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 36,902 issued and outstanding at March 31, 2023 and 36,868 issued and outstanding at December 31, 2022	37	37
Additional paid-in capital	1,151,874	1,151,689
Accumulated deficit	(640,046)	(663,804)
Total stockholders’ equity	511,865	487,922
Total liabilities and stockholders’ equity	$628,177	$600,497

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$23,758	$34,724
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, and amortization	5,072	3,975
(Gain) loss on derivative contracts	(1,447)	1,064
Realized settlement gains (losses) on derivative contracts	5,876	(1,085)
Stock-based compensation	396	356
Other	38	38
Changes in operating assets and liabilities	6,154	(6,879)
Net cash provided by operating activities	39,847	32,193
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(9,392)	(5,629)
Purchase of other property and equipment	(16)	(49)
Proceeds from sale of assets	—	59
Net cash used in investing activities	(9,408)	(5,619)
CASH FLOWS FROM FINANCING ACTIVITIES
Reduction of financing lease liability	(132)	(113)
Proceeds from exercise of stock options	—	28
Tax withholdings paid in exchange for shares withheld on employee stock awards	(211)	(235)
Net cash used in financing activities	(343)	(320)
NET INCREASE IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	30,096	26,254
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	257,468	139,524
CASH, CASH EQUIVALENTS and RESTRICTED CASH, end of period	$287,564	$165,778
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$(32)	$(145)
Supplemental Disclosure of Noncash Investing and Financing Activities
Capital expenditures for property, plant and equipment in accounts payables and accrued expenses	$8,904	$680
Inventory material transfers to oil and natural gas properties	$75	$—
Asset retirement obligation capitalized	$12	$—

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Operating Cash Flow
The Company defines Adjusted operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities as shown in the following table. Adjusted Operating cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities or incur new debt. The Company also uses this measure because operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, Adjusted operating cash flow allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. This measure should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

	Three Months Ended March 31,
	2023	2022

	(In thousands)
Net cash provided by operating activities	$39,847	$32,193
Changes in operating assets and liabilities	(6,154)	6,879
Adjusted operating cash flow	$33,693	$39,072
Reconciliation of Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities plus net cash (used in) provided by investing activities less the cash flow impact of acquisitions and divestitures. Free cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities or incur new debt. This measure should not be considered in isolation or as a substitute for net cash provided by operating or investing activities prepared in accordance with GAAP.

	Three Months Ended March 31,
	2023	2022

	(In thousands)
Net cash provided by operating activities	$39,847	$32,193
Net cash used in investing activities	(9,408)	(5,619)
Proceeds from sale of assets	—	(59)
Free cash flow	$30,439	$26,515

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
The Company defines EBITDA as net income before income tax (benefit) expense, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that management believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company's management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development activities or incur new debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas industry. The Company's adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months Ended March 31,
	2023	2022

	(In thousands)
Net Income	$23,758	$34,724
Adjusted for
Interest expense	32	152
Depreciation and amortization - other	1,618	1,575
Depreciation and depletion - oil and natural gas	3,454	2,401
EBITDA	28,862	38,852

Stock-based compensation (1)	396	356
(Gain) loss on derivative contracts	(1,447)	1,064
Realized settlement of derivative contracts	5,876	(1,085)
Employee termination benefits	19	—
Restructuring expenses	39	209
Interest income	(2,531)	—
Adjusted EBITDA	$31,214	$39,396
(1) Excludes non-cash stock-based compensation included in employee termination benefits.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2023	2022

	(In thousands)
Net cash provided by operating activities	$39,847	$32,193
Changes in operating assets and liabilities	(6,154)	6,879
Interest expense	32	152
Employee termination benefits (1)	19	—
Interest income	(2,531)	—
Other	1	172
Adjusted EBITDA	$31,214	$39,396
(1) Excludes associated stock-based compensation.

Reconciliation of Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders
The Company defines adjusted net income as net income excluding items that management believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Management uses the supplemental measure of adjusted net income as an indicator of the Company's operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income is not a measure of financial performance under GAAP and should not be considered a substitute for net income available to common stockholders.

	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income available to common stockholders	$23,758	$0.64	$34,724	$0.94
(Gain) loss on derivative contracts	(1,447)	(0.04)	1,064	0.03
Realized settlement of derivative contracts	5,876	0.16	(1,085)	(0.03)
Employee termination benefits	19	—	—	—
Restructuring expenses	39	—	209	—
Interest income	(2,531)	(0.07)	—	—
Adjusted net income available to common stockholders	$25,714	$0.69	$34,912	$0.94

	Basic	Diluted	Basic	Diluted
Weighted average number of common shares outstanding	36,859	37,110	36,635	37,019
Total adjusted net income per share	$0.70	$0.69	$0.95	$0.94

Reconciliation of General and Administrative to Adjusted G&A
The Company reports and provides guidance on Adjusted G&A per Boe because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs and other non-recurring cash items, if any, which can vary significantly between companies. Adjusted G&A per Boe is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense per Boe. Therefore, the Company’s Adjusted G&A per Boe may not be comparable to other companies’ similarly titled measures.
The Company defines adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, if any, as shown in the following tables:

	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$2,909	$1.94	$2,530	$1.57
Stock-based compensation(1)	(396)	(0.26)	(356)	(0.22)
Adjusted G&A	$2,513	$1.68	$2,174	$1.35
(1) Excludes non-cash stock-based compensation included in employee termination benefits.

Cautionary Note to Investors - This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials, hedging program, projected operating, general and administrative and other costs, projected capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, liquidity and capital structure and the Company’s unaudited proved developed PV-10 reserve value of its Mid-Continent assets. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, production, and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.